Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity China Region Fund of our report dated December 20, 2007 on the financial statements and financial highlights included in the October 31, 2007 Annual Report to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2008